CHESTER VALLEY BANCORP TO PRESENT
                        AT COHEN BROTHERS & COMPANY, INC.
                        FIRST ANNUAL INVESTORS CONFERENCE


For Immediate Release:
Wednesday, March 16, 2005

Contact: Joseph T. Crowley
         First Financial Bank
         (610) 269-9700

Downingtown, PA: Chester Valley Bancorp Inc. (NASDAQ: CVAL), parent company of First Financial Bank and Philadelphia Corporation for Investment Services, announced today that Donna M. Coughey, President and Chief Executive Officer, and Joseph T. Crowley, Chief Financial Officer, will present at the Cohen Brothers & Company, Inc. First Annual Investor Conference at The Mandarin Oriental Hotel in New York City from 8:50 a.m. to 9:20 a.m. on Friday, March 18, 2005.

"This is a great opportunity to make more investors aware of the value that our Company provides, and the timing is remarkable," stated Donna Coughey, President/CEO. The Company realized record earnings for their fiscal year 2004 and recently announced their planned strategic alliance with Willow Grove Bancorp, Inc. (NASDAQ: WGBC). "Our excellent performance is the result of a focus on business clients, wealth management, customer service and our community. We believe this direction will bring us continued success in our alliance with Willow Grove Bancorp."

If you are interested in attending the conference please contact Erik Schneiman at 215/861-7825 or John Heppe at 215/861-7725. A live web cast of the conference will be available at http://www.vcall.com/CEPage.asp?ID=90955. A replay of the conference will be available at this link for a period of 12 months after the conference.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia. Additionally, the Company will open a thirteenth branch in Oxford, Chester County, Pennsylvania towards the end of the second calendar quarter of 2005.